UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 6, 2020

CyrusOne Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 N. Harwood Street, Suite 2200
Dallas, TX 75201
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market
1.450% Senior Notes due 2027	CONE27	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, CyrusOne Inc., a Maryland corporation (the “Company”), and Diane Morefield agreed that Ms. Morefield would, in connection with her retirement, transition from the position of Executive Vice President and Chief Financial Officer, effective as of December 31, 2020 or such earlier date as determined by the Company.  On October 6, 2020, the Board of Directors of the Company elected Katherine Motlagh as Executive Vice President and Chief Financial Officer, which will be effective as of October 30, 2020.  As previously disclosed, Ms. Morefield will remain employed full-time with the Company and its subsidiaries until December 31, 2020, and then part-time through March 1, 2021 with the title of “Consultant”.

Ms. Motlagh – Biographical Information and Compensation Arrangements

Ms. Motlagh, age 46, has more than 25 years of experience in financial leadership and public accounting roles.  Ms. Motlagh is currently Chief Financial Officer for the Europe, Africa and Latin America regions at American Tower Corporation, a global infrastructure REIT which develops, owns, and operates multitenant communications real estate.  In her role, Ms. Motlagh is responsible for providing strategic leadership and oversight of finance activities, periodic financial planning, reporting and analysis and management of operational finance and accounting functions, tax planning and internal controls and compliance for international businesses in 18 countries.  Before joining American Tower in 2015, Ms. Motlagh served as Customer Unit CFO at Ericsson, Inc. and as Divisional CFO/Senior Business Controller at Nokia, Inc.  Ms. Motlagh has also held a variety of finance and accounting leadership roles at Nextel Communications, Inc., AmerisourceBergen Corporation and Coopers & Lybrand, L.L.P. (now PricewaterhouseCoopers, LLP).  Ms. Motlagh is both a licensed Certified Public Accountant and a Certified Management Accountant.

There is no family relationship between Ms. Motlagh and any of the Company’s directors or executive officers. Ms. Motlagh has no interest in any transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Motlagh’s election, the Company provided Ms. Motlagh with an offer letter (the “Offer Letter”), that provides for indefinite, at-will employment as Executive Vice President and Chief Financial Officer of the Company. The Offer Letter provides that Ms. Motlagh will be paid an annual base salary of $500,000 and be eligible to receive an annual performance bonus with a target amount equal to 100% of her base salary, except that her 2020 performance bonus will be $400,000. Ms. Motlagh will also be eligible to receive annual long-term incentive awards, with an expected target value equal to 200% of her base salary, and with Ms. Motlagh’s first such award expected to be in 2021. On November 2, 2020, Ms. Motlagh will receive a sign-on equity award, consisting of time-based restricted stock with a grant date value of $1,250,000, which will vest one-third on each of November 2, 2021, 2022 and 2023, or earlier upon Ms. Motlagh’s termination without cause or for good reason. The Offer Letter also provides that Ms. Motlagh will be eligible for employee benefits generally provided to other employees of the Company.

The foregoing summary of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1.

In connection with Ms. Motlagh’s election, CyrusOne Management Services LLC, a subsidiary of the Company, and Ms. Motlagh entered into a Severance Agreement.  The terms of the Severance Agreement provide that, in the event that either Ms. Motlagh’s employment is terminated by the Company without cause or by Ms. Motlagh for good reason, Ms. Motlagh will be eligible to receive (i) a lump sum payment equal to her base salary and (ii) the value of one year of additional health and life insurance benefits.  In the event such termination is within the one-year period following a change in control of the Company, the lump sum payment will instead equal two times the sum of Ms. Motlagh’s base salary and annual performance bonus target and Ms. Motlagh’s equity awards will vest in full, with performance-based awards vesting at 200% of target or, if actual performance meets the maximum criteria, at 300% of target.

The foregoing summary of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, which is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter to Katherine Motlagh, dated as of October 4, 2020.
10.2	Severance Agreement dated as of October 8, 2020 by and between Katherine Motlagh and CyrusOne Management Services LLC.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: October 9, 2020	By:	/s/ Robert M. Jackson
		Name:	Robert M. Jackson
		Title:	Executive Vice President, General Counsel and Secretary